Company Release – 10/28/2025

GBank Financial Holdings Inc. Announces Third Quarter 2025 Financial Results

LAS VEGAS, NV, October 28, 2025 -- GBank Financial Holdings Inc. (the “Company”) (NASDAQ: GBFH), the parent company of GBank (the “Bank”), today reported net income for the quarter ended September 30, 2025 of $4.3 million, or $0.30 per diluted share. The results for the third quarter of 2025 include unusual expenses totaling $2.0 million after-tax, or $0.14 per diluted share, primarily associated with executive severance expenses and costs incurred related to the discontinuation of a third-party credit card marketing campaign. For the nine months ended September 30, 2025, net income was $13.5 million, or $0.93 per diluted share, compared to $13.4 million, or $1.02 per diluted share, for the comparable nine-month period of 2024. The net income for the nine months ended September 30, 2025 also includes unusual expenses totaling $0.20 per diluted share as detailed below.

Third Quarter 2025 Financial Highlights (Unaudited)

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Net revenue(1) of $20.2 million, a 13.5% increase compared to the second quarter of 2025

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Gain on loan sales of $3.6 million on loans sold of $110.8 million, compared to gain on loan sales of $2.6 million on loans sold of $82.1 million for the second quarter of 2025

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Gain on loan sales margin(1) of 3.24% compared to 3.16% for the second quarter of 2025

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Credit card transaction volume of $131.3 million and net interchange fees of $2.4 million, compared to $82.2 million and $1.5 million, respectively, for the second quarter of 2025

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U.S. Small Business Administration (“SBA”) lending and commercial banking loan originations of $242.1 million, the second consecutive record-breaking quarter for the Company, compared to the previous record of $160.7 million for the second quarter of 2025

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Non-performing assets, excluding guaranteed portions(1), of $10.4 million as of September 30, 2025, representing 0.80% of total assets

Adjusted diluted earnings per share(1) was $0.44 for the quarter ended September 30, 2025 and $1.13 for the nine months ended September 30, 2025. Adjusted diluted earnings per share excludes certain unusual expenses presented in the table below.

($'s in 000, except per share data)
Description	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025

Form S-1 and Uplist Costs	$30	$1,079
CEO Resignation	900	900
Costs Incurred Related To Discontinued Credit Card Marketing Campaign	1,692	1,692
Pre-Tax Impact	$2,622	$3,671
After-Tax Impact at 22.75% Rate	$2,025	$2,836
Per Share Impact	$0.14	$0.20
Reported Diluted Earnings Per Share	$0.30	$0.93
Adjusted Diluted Earnings Per Share (1)	$0.44	$1.13

Form S-1 and uplist costs of $23 thousand after-tax for the quarter ended September 30, 2025 and $834 thousand after-tax for the nine months ended September 30, 2025 consist of the non-recurring legal, professional, and audit fees associated with the preparation of filings made with the U.S. Securities and Exchange Commission ("SEC") for the registration of the Company's shares of common stock and listing on the Nasdaq Capital Market. CEO resignation costs of $695 thousand after-tax for the three and nine months ended September 30, 2025 include salaries, benefits, and stock compensation expenses associated with the resignation of the Company's CEO as previously reported on Form 8-K with the SEC on September 3, 2025. The Bank terminated an early generation third-party non-gaming credit card marketing agreement which resulted in credit card promotion, credit and fraud expenses totaling $1.3 million after-tax during the quarter. All the transactions associated with this program were non-gaming transactions.

(1) See Reconciliation of Non-GAAP Financial Measures

Edward M. Nigro, Chairman and CEO of the Company, stated, “The third quarter reflects our ability to grow our core revenues quarter over quarter – Credit Card Transactions up 57% - SBA Originations up 57% - SBA Gain on Sale up 39% - Non-Interest Income up 33% - Net-Interest Income up 5%. We also executed key management changes, terminated third-party out-of-market credit card cash promotions and expenses, and as of today we are live with our new digital credit card application process that provides the latest technology to prevent application and credit fraud. We are now ready to launch our influencers with the addition of Champ Mike Tyson. Further, we anticipate growing our brick-and-mortar casino slot market with the onboarding of the BoltBetz slot programs for Distill Taverns, Terribles Gaming, and a developing pipeline.”

Financial Results

Income Statement

Net interest income totaled $13.0 million for the third quarter of 2025, reflecting an increase of $610 thousand, or 4.9%, compared to $12.4 million for the second quarter of 2025, and an increase of $739 thousand, or 6.0%, compared to the third quarter of 2024.

The increase in net interest income when compared to the second quarter of 2025 was primarily driven by higher average balances of interest earning assets partially offset by volume-driven increases in deposit interest expense, as the growth in earning assets was primarily funded by interest bearing demand and certificates of deposit growth. The cost of interest-bearing liabilities continued to trend downward from 4.07% during the second quarter of 2025 to 4.02% for the quarter ended September 30, 2025.

The increase in net interest income during the third quarter of 2025 when compared to the third quarter of 2024 was primarily volume driven, as higher interest income from growth in average loan and interest-bearing cash balances more than offset increases in interest expense resulting from higher average balances of interest-bearing deposits.

The yield on investment securities was 4.62% for the third quarter of 2025, compared to 4.73% for the second quarter of 2025 and 5.06% for the third quarter of 2024. The decrease in the yield when compared to the previous quarter and the same quarter of 2024 was the result of a reduction in yield on certain variable rate securities due to lower long-term interest rates.

The Company’s net interest margin for the third quarter of 2025 was 4.35%, compared to 4.31% for the second quarter of 2025 and 5.00% for the third quarter of 2024. The increase in net interest margin during the third quarter of 2025 when compared to the previous quarter was attributable to both (i) slightly higher loan yields, and (ii) a favorable decrease in the cost of funds. The decrease in net interest margin when compared to the third quarter of 2024 is reflective of the 100 basis point decrease in the target federal funds rate during the second half of 2024 by the Federal Reserve.

The Company recorded a provision for credit losses on loans of $2.2 million for the third quarter of 2025, an increase of $1.1 million compared to $1.1 million during the second quarter of 2025, and an increase of $1.6 million when compared to the third quarter of 2024. The provision for credit losses on loans recorded in the third quarter of 2025 reflects quarterly organic growth in non-guaranteed loans of $58.7 million, $707 thousand of specific reserves assigned to credit card balances, and the replenishment of reserves to offset $836 thousand of net charge-offs during the period.

Non-interest income was $7.2 million for the third quarter of 2025, compared to $5.4 million for the second quarter of 2025, and $3.9 million for the third quarter of 2024. The $1.8 million increase in non-interest income during the third quarter of 2025 when compared to the second quarter of 2025 was primarily due to a $1.0 million increase in gain on loan sale revenue and an $871 thousand increase in net interchange fees. The $3.3 million increase in non-interest income during the third quarter of 2025 when compared to the third quarter of 2024 was driven by favorable increases across all categories of other income, including (i) an increase in credit card net interchange fees of $2.1 million as credit card transaction volume increased from $22 million during the nine months ended September 30, 2024 to $321 million for the same period in 2025, (ii) an increase in gain on sale of loans of $754 thousand , and (iii) a $196 thousand increase in loan servicing income.

Net revenue totaled $20.2 million for the third quarter of 2025, representing an increase of $2.4 million, or 13.5%, compared to $17.8 million for the second quarter of 2025. Net revenue for the third quarter of 2025 increased $4.0 million, or 24.8%, when compared to $16.2 million for the third quarter of 2024.

(1) See Reconciliation of Non-GAAP Financial Measures

Non-interest expense was $12.3 million during the third quarter of 2025, compared to $10.4 million for the second quarter of 2025 and $9.1 million for the third quarter of 2024. The quarter-over-quarter increase in non-interest expense was due to the previously mentioned unusual expenses incurred during the quarter of salaries and employee benefits expense and other expenses. The Company’s efficiency ratio was 61.1% for the third quarter of 2025, compared to 58.5% for the second quarter of 2025 and 56.0% for the third quarter of 2024.

Income tax expense was $1.3 million for the quarter ended September 30, 2025, compared to $1.5 million for the second quarter of 2025, and $1.5 million for the third quarter of 2024. The Company’s effective tax rate was 22.7% for the quarter ended September 30, 2025, compared to 19.1% for the quarter ended June 30, 2025, and 23.1% for the quarter ended September 30, 2024. The fluctuations in the effective tax rate are largely driven by the timing and volume of certain stock-based compensation transactions resulting in tax benefits to the Company, as well as the timing and volume of state tax adjustments.

Net income was $4.3 million for the third quarter of 2025, a decrease of $447 thousand from $4.8 million for the second quarter of 2025, and a decrease of $707 thousand from $5.0 million during the third quarter of 2024. Diluted earnings per share were $0.30 for the third quarter of 2025, compared to $0.33 for the second quarter of 2025 and $0.38 for the third quarter of 2024. Earnings per share and other share-based metrics have been impacted by the shares issued in the previously disclosed private placement of shares of common stock completed in October 2024.

The Company had 187 full-time equivalent employees as of September 30, 2025, compared to 188 full-time equivalent employees as of June 30, 2025, and 159 full-time equivalent employees as of September 30, 2024.

Balance Sheet

Total assets increased 5.6% to $1.3 billion as of September 30, 2025, from $1.2 billion as of June 30, 2025, and increased 24.2% from $1.0 billion as of September 30, 2024. The increase in total assets from June 30, 2025 was primarily driven by higher loan balances as well as an increase in other assets primarily due to a bank owned life insurance investment of $15 million during the third quarter of 2025. The increase in total assets from September 30, 2024 was primarily driven by increases in loans, interest bearing deposits with banks, investment securities, and all other assets. Total assets, including $970 million of sold loans for which servicing is retained, totaled $2.3 billion as of September 30, 2025.

Total loans, net of deferred fees and costs, were $940.6 million as of September 30, 2025, compared to $871.6 million as of June 30, 2025, and $781.0 million as of September 30, 2024. Loans, net of deferred fees and costs increased $69.0 million during the third quarter of 2025 primarily due to increases in commercial real estate, commercial and industrial, and consumer loans, primarily due to credit cards, and partially offset by decreases in construction, multifamily and residential loans. The increase in loans, net of deferred fees and costs, of $159.6 million from September 30, 2024, was primarily driven by increases of $145.8 million in commercial real estate loans. Total guaranteed loans as a percentage of loans(1) were 20.6% as of September 30, 2025, compared to 22.1% as of June 30, 2025, and 26.0% as of September 30, 2024.

The Company’s allowance for credit losses totaled $10.6 million as of September 30, 2025, compared to $9.2 million as of June 30, 2025, and $7.9 million as of September 30, 2024. The allowance for credit losses as a percentage of total loans was 1.12% as of September 30, 2025, compared to 1.06% as of June 30, 2025, and 1.02% as of September 30, 2024. The allowance for credit losses as a percentage of total loans, excluding guaranteed portions(1), was 1.42% as of September 30, 2025, compared to 1.36% as of June 30, 2025, and 1.37% as of September 30, 2024.

Deposits totaled $1.1 billion as of September 30, 2025, an increase of $59.7 million from $1.032 billion as of June 30, 2025, and an increase of $208.7 million from $883.5 million as of September 30, 2024. By deposit type, the increase from the prior quarter was driven by an increase of $82.3 million in certificates of deposit and a $6.5 million increase in interest bearing demand deposits. Noninterest-bearing deposits totaled $227.9 million as of September 30, 2025, a decrease of $992 thousand from $228.9 million as of June 30, 2025, and a decrease of $2.0 million from $229.9 million as of September 30, 2024.

The Company’s ratio of loans to deposits was 86.1% as of September 30, 2025, compared to 84.4% as of June 30, 2025, and 88.4% as of September 30, 2024.

The Company held no short-term borrowings as of September 30, 2025, June 30, 2025, or September 30, 2024. As of September 30, 2025, the Company had approximately $503.8 million in available borrowing capacity from the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco, and through its various fed funds lines of credit with its correspondent banks.

Subordinated notes outstanding totaled $26.1 million as of September 30, 2025, June 30, 2025 and September 30, 2024.

(1) See Reconciliation of Non-GAAP Financial Measures

Stockholders’ equity was $158.2 million as of September 30, 2025, compared to $151.7 million as of June 30, 2025, and $116.4 million as of September 30, 2024. The increase in stockholders’ equity from June 30, 2025 is attributable to increases in retained earnings resulting from net income earned during the quarter. The increase in stockholders’ equity since September 30, 2024 was the result of the previously disclosed private placement of shares of common stock completed in October 2024 and net income earned over the previous twelve months.

The Company’s ratio of common equity to total assets was 12.2% as of September 30, 2025, compared to 12.3% as of June 30, 2025, and 11.1% as of September 30, 2024. The Bank’s Tier 1 leverage ratio was 13.7% as of September 30, 2025, compared to 13.8% as of June 30, 2025, and 13.1% as of September 30, 2024. The increase in the Bank’s Tier 1 leverage ratio since September 30, 2024 was impacted by the downstream of $15.0 million in additional capital from the Company to the Bank during the first quarter of 2025. The Company’s book value per share was $11.07 as of September 30, 2025, an increase of 4.1% from $10.63 as of June 30, 2025, and an increase of 24.3% from $8.91 as of September 30, 2024.

Asset Quality

The provision for credit losses for loans totaled $2.2 million for the third quarter of 2025, compared to $1.1 million for the second quarter of 2025 and $570 thousand for the third quarter of 2024. Net loan charge-offs in the third quarter of 2025 totaled $836 thousand, or 0.35% of average net loans (annualized), compared to net loan charge-offs of $870 thousand, or 0.38% of average net loans (annualized) in the second quarter of 2025 and $22 thousand of net loan recoveries, or 0.01% of average net loans (annualized) during the third quarter of 2024. Net loan charge-offs in the third quarter of 2025 were attributable to certain commercial real estate loans, commercial and industrial loans, and credit card relationships.

Nonaccrual loans increased $16.4 million during the quarter to $34.6 million as of September 30, 2025, and increased $29.2 million from $5.4 million as of September 30, 2024. The guaranteed portion of nonaccrual loans totaled $27.1 million as of June 30, 2025. Loans past due 90 days and accruing interest totaled $184 thousand as of September 30, 2025, compared to $146 thousand as of June 30, 2025, and $27 thousand as of September 30, 2024. The balance of loans past due 90 days and accruing of $184 thousand at September 30, 2025 was comprised entirely of credit card balances which are non-guaranteed.

The Company held $2.7 million of other real estate owned as of September 30, 2025. The Company held no other real estate owned as of June 30, 2025 or September 30, 2024.

Non-performing assets totaled $37.5 million as of September 30, 2025, an increase of $19.1 million from $18.4 million as of June 30, 2025, and an increase of $32.1 million from $5.4 million as of September 30, 2024. Non-performing assets, excluding guaranteed portions, totaled $10.4 million as of September 30, 2025, an increase of $5.8 million from $4.6 million as of June 30, 2025 and an increase of $8.8 million from $1.6 million as of September 30, 2024. The increase in non-performing assets during the third quarter of 2025 was the result of both (i) the transfer of $16.6 million of commercial real estate and commercial and industrial loans from accrual to nonaccrual status during the quarter, and (ii) $2.7 million of other real estate properties assumed during the quarter.

While the quarter over quarter percentage increase in non-performing assets seems significant when viewed alone, the financial risk is seen to be well contained with a reasonable non-performing asset risk ratio to total assets of 0.80% when removing the guaranteed portion of each non-performing asset. Further, it is important to consider the process we undertake when a collateralized SBA non-performing asset requires collection efforts. We repurchase the sold portion of the guaranteed loan to affect the foreclosure and resale of the property. This process immediately increases the non-performing asset balance on our balance sheet to include the guaranteed portion – thus the importance of always adjusting for the guaranteed portion of the non-performing assets as well as considering our “off balance sheet” assets consisting of the sold portion of SBA guaranteed loans of $970 million that increase our total assets under management to $2.3 billion.

Loans past due between 30 and 89 days and accruing interest totaled $3.6 million as of September 30, 2025, a decrease of $4.6 million from $8.2 million as of June 30, 2025, and a decrease of $8.8 million from $12.4 million as of September 30, 2024. The guaranteed portion of loans past due between 30 and 89 days and accruing interest was $2.4 million as of September 30, 2025.

The ratio of total non-performing assets to total assets was 2.88% as of September 30, 2025, compared to 1.49% as of June 30, 2025, and 0.52% as of September 30, 2024. The ratio of non-performing assets, excluding guaranteed portions, to total assets(1) was 0.80% as of September 30, 2025, compared to 0.37% as of June 30, 2025, and 0.15% as of September 30, 2024.

The Company continues to closely monitor credit quality in light of the ongoing economic uncertainty caused by, among other factors, continued uncertainty regarding U.S. trade and tariff policy and the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas. Accordingly, additional provisions for credit losses may be necessary in future periods.

(1) See Reconciliation of Non-GAAP Financial Measures

Other Financial Highlights

SBA Lending and Commercial Banking

SBA lending and commercial banking loan originations totaled $242.1 million during the third quarter of 2025, including a record of $92 million in the month of September, compared to $160.5 million for the second quarter of 2025 and $156.4 million for the third quarter of 2024. Loan sale volume increased to $110.8 million during the third quarter of 2025, compared to $82.1 million for the second quarter of 2025, and $71.4 million for the third quarter of 2024. Gain on sale of loans increased 38.5% to $3.6 million, compared to $2.6 million for the second quarter of 2025, and increased 26.6% from $2.8 million for the third quarter of 2024. The average pretax gain on sale of loans margin was 3.24% for the third quarter of 2025, compared to 3.16% for the second quarter of 2025 and 3.98% for the third quarter of 2024.

Gaming FinTech

Our Gaming Payments Operations in the third quarter of 2025 focused upon redirecting all credit card marketing to our gaming consumers; concluding and subsequently terminating a third party non-gaming direct mail market agreement; onboarding BoltBetz with Distill and Terrible Gaming slots; enhancing our influencer marketing with the engagement of Champ Mike Tyson; and, concluding the development and launch of our digital credit card application platform with the most advanced KYC and fraud protections. This new application platform will enable our influencers to support the growth of GBank's credit card gaming customers.

Our initial efforts to “patch” the existing application platform were not successful and required that we halt applications when we were faced with identification fraud. This pause stopped the fraud applications but also resulted in limiting the growth in the number of gaming cardholders. Despite this, credit card transaction volumes increased almost 60% sequentially to more than $131 million during the third quarter of 2025.

The Prepaid Access/Slot program involving BoltBetz is continuing to make significant progress with Distill Taverns and Terribles Gaming onboarding over 2,500 slot machines. BoltBetz is in the final process of Gaming Laboratories International (“GLI”) testing by the Nevada Gaming Control Board. This is the final process required to launch which is now anticipated in November 2025.

The Pooled Player (“PPA™”) pipeline continues to develop new payments agreements with both the Prepaid Access accounts and virtual ATM providers which are expected to launch in the coming quarters following the receipt of final regulatory approvals.

Including BoltBetz, BankCard Services LLC (“BCS”) and GBank now have sixteen active payment and PPA™ and Pooled Consumer (“PCA™”) Program clients. Currently, BCS and GBank are conducting due diligence for five new clients, with anticipated onboarding in future quarters. Gaming FinTech deposits averaged $37.3 million for the third quarter of 2025, compared to $39.5 million for the second quarter of 2025. We anticipate deposit growth from BoltBetz Casino clients to commence in the second quarter of 2026.

(1) See Reconciliation of Non-GAAP Financial Measures

Earnings Call

The Company will host its third quarter 2025 earnings call on Wednesday October 29, 2025, at 10:00 a.m., PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may join online, via the ZOOM app on their smartphones, or by telephone:

•
ZOOM Webinar ID 873 1389 3095
•
Passcode: 468468

Joining by ZOOM Webinar (audio only):

Log in on your computer at

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About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Notice Regarding Disclosures and Forward-Looking Statements

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to future events and the Company’s financial performance. Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. The Company cautions that the forward-looking statements in this press release are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Factors that could cause such changes include, but are not limited to, (i) the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; (ii) potential recession in the United States and our market areas; (iii) the impacts related to or resulting from uncertainty in the banking industry as a whole; (iv) increased competition for deposits in our market areas and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; (xiv) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xviii) potential costs related to the impacts of climate change; (xix) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xx) changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent filings with SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward Nigro

Executive Chairman and CEO

702-851-4200

enigro@g.bank

GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

						Linked Quarter		Quarter Year-Over-Year
						9/30/25 vs. 6/30/25		9/30/25 vs. 9/30/24
($’s in 000, except per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	$ Var	% Var	$ Var	% Var
Assets
Cash and Due From Banks	$4,988	$11,877	$6,701	$9,262	$5,798	$(6,889)	-58.0%	$(810)	-14.0%
Interest-Bearing Deposits With Other Financial Institutions	98,402	131,352	140,270	114,860	65,160	(32,950)	-25.1%	33,242	51.0%
Total Cash and Cash Equivalents	103,390	143,229	146,971	124,122	70,958	(39,839)	-27.8%	32,432	45.7%

Investment Securities:
Available For Sale, at Fair Value	85,774	82,886	71,468	65,609	39,381	2,888	3.5%	46,393	117.8%
Held to Maturity, at Amortized Cost	38,578	39,515	39,903	40,569	46,043	(937)	-2.4%	(7,465)	-16.2%

Loans Held For Sale	66,791	45,242	41,313	32,649	68,317	21,549	47.6%	(1,526)	-2.2%
Loans, Net of Deferred Fees and Costs:
Commercial and Industrial	66,226	59,021	56,885	64,000	53,490	7,205	12.2%	12,736	23.8%
Commercial Real Estate - Non-owner Occupied	743,084	682,021	672,379	630,551	607,864	61,063	9.0%	135,220	22.2%
Commercial Real Estate - Owner Occupied	97,396	96,526	81,768	88,802	86,785	870	0.9%	10,611	12.2%
Construction and Land Development	2,115	4,371	3,201	2,934	2,161	(2,256)	-51.6%	(46)	-2.1%
Multifamily	18,979	18,987	19,011	17,374	17,398	(8)	0.0%	1,581	9.1%
Residential	3,828	6,810	7,619	10,584	12,025	(2,982)	-43.8%	(8,197)	-68.2%
Consumer	8,963	3,894	2,502	1,713	1,276	5,069	130.2%	7,687	602.4%
Total Loans, Net of Deferred Fees and Costs	940,591	871,630	843,365	815,958	780,999	68,961	7.9%	159,592	20.4%
Less: Allowance for Credit Losses	(10,577)	(9,205)	(8,997)	(9,114)	(7,934)	(1,372)	14.9%	(2,643)	33.3%
Total Net Loans	930,014	862,425	834,368	806,844	773,065	67,589	7.8%	156,949	20.3%

Loan Servicing Asset	10,621	9,736	9,231	8,976	8,046	885	9.1%	2,575	32.0%
Restricted Investment in Bank Stock	5,513	5,513	4,652	4,652	4,652	-	0.0%	861	18.5%
All Other Assets	60,697	43,878	42,106	38,943	37,540	16,819	38.3%	23,157	61.7%
Total Assets	$1,301,378	$1,232,424	$1,190,012	$1,122,364	$1,048,002	$68,954	5.6%	$253,376	24.2%
Liabilities
Non-Interest Bearing Demand	$227,921	$228,913	$242,650	$239,672	$229,875	$(992)	-0.4%	$(1,954)	-0.9%
Interest Bearing Demand	63,741	57,254	62,035	68,132	65,623	6,487	11.3%	(1,882)	-2.9%
Savings and Money Market	281,435	309,559	280,056	256,724	244,091	(28,124)	-9.1%	37,344	15.3%
Certificates of Deposit	519,080	436,738	411,201	370,552	343,931	82,342	18.9%	175,149	50.9%
Total Deposits	1,092,177	1,032,464	995,942	935,080	883,520	59,713	5.8%	208,657	23.6%

Subordinated Debt	26,144	26,126	26,107	26,088	26,070	18	0.1%	74	0.3%
Operating Lease Liability	5,942	6,121	6,299	4,839	5,032	(179)	-2.9%	910	18.1%
Other Liabilities	18,922	15,964	15,048	15,657	16,997	2,958	18.5%	1,925	11.3%
Total Liabilities	1,143,185	1,080,675	1,043,396	981,664	931,619	62,510	5.8%	211,566	22.7%

Equity
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	80,016	79,291	78,718	77,571	57,287	725	0.9%	22,729	39.7%
Retained Earnings	77,970	73,662	68,906	64,437	59,192	4,308	5.8%	18,778	31.7%
Accumulated Other Comprehensive Income (Loss)	206	(1,205)	(1,009)	(1,309)	(97)	1,411	-117.1%	303	-312.4%
Total Stockholders’ Equity	158,193	151,749	146,616	140,700	116,383	6,444	4.2%	41,810	35.9%
Total Liabilities & Stockholders’ Equity	$1,301,378	$1,232,424	$1,190,012	$1,122,364	$1,048,002	$68,954	5.6%	$253,376	24.2%

Book Value Per Common Share	$11.07	$10.63	$10.27	$9.87	$8.91	$0.44	4.1%	$2.16	24.3%

GBank Financial Holdings Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended					Nine Months Ended
($’s in 000, except per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Interest Income
Loans	$18,919	$17,659	$16,836	$17,231	$17,347	$53,413	$49,036
Deposits With Other Financial Institutions	1,160	1,365	1,192	1,099	1,367	3,718	3,505
Investment Securities	1,421	1,414	1,281	1,177	924	4,117	2,806
Other Interest Bearing Balances	122	117	100	103	102	338	272
Total Interest Income	21,622	20,555	19,409	19,610	19,740	61,586	55,619

Interest Expense
Deposits	8,339	7,905	7,230	7,535	7,194	23,473	20,240
Short-term Borrowings and Subordinated Debt	285	262	285	286	287	833	969
Total Interest Expense	8,624	8,167	7,515	7,821	7,481	24,306	21,209

Net Interest Income	12,998	12,388	11,894	11,789	12,259	37,280	34,410
Provision for Credit Losses - Loans	(2,207)	(1,079)	(710)	(1,337)	(570)	(3,996)	(853)
Provision for Credit Losses - Unfunded Commitments	(12)	(13)	(11)	(13)	(8)	(36)	(40)
Net Interest Income after Provision for Credit Losses	10,779	11,296	11,173	10,439	11,681	33,248	33,517

Non-Interest Income
Gain on Sales of Loans	3,592	2,593	2,537	3,998	2,838	8,722	8,084
Loan Servicing Income	762	750	703	597	566	2,215	1,160
Service Charges and Fees	60	54	56	54	48	171	130
Net Interchange Fees	2,406	1,535	2,003	947	284	5,944	451
Other Income	357	452	164	168	166	971	649
Total Non-Interest Income	7,177	5,384	5,463	5,764	3,902	18,023	10,474

Non-Interest Expenses
Salaries and Employee Benefits	6,589	6,235	6,400	5,813	5,495	19,224	16,537
Occupancy Expenses	418	400	392	398	404	1,210	1,269
Other Expenses	5,310	3,761	4,115	3,509	3,156	13,185	8,758
Total Non-Interest Expenses	12,317	10,396	10,907	9,720	9,055	33,619	26,564

Income Before Provision For Income Taxes	5,639	6,284	5,729	6,483	6,528	17,652	17,427
Provision For Income Taxes	(1,282)	(1,486)	(1,224)	(1,239)	(1,513)	(3,992)	(4,035)
Net Income Before Equity Investment Loss	4,357	4,798	4,505	5,244	5,015	13,660	13,392
Net Loss Attributable to Equity Investment	(49)	(43)	(35)	-	-	(127)	-
Net Income	$4,308	$4,755	$4,470	$5,244	$5,015	$13,533	$13,392

Earnings Per Share	$0.30	$0.33	$0.31	$0.37	$0.38	$0.95	$1.04
Earnings Per Share (Diluted)	$0.30	$0.33	$0.31	$0.37	$0.38	$0.93	$1.02
Average Common Shares Outstanding	14,280	14,274	14,256	14,095	13,067	14,270	12,897
Diluted Average Common Shares Outstanding	14,525	14,551	14,549	14,327	13,236	14,510	13,075

GBank Financial Holdings Inc.

Quarter-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$97,822	$1,160	4.70%	$115,974	$1,365	4.72%	$94,147	$1,367	5.78%
Investment Securities:
Taxable	122,158	1,421	4.62%	119,880	1,414	4.73%	72,705	924	5.06%
Loans and Loans Held For Sale	960,679	18,919	7.81%	911,028	17,659	7.77%	804,824	17,347	8.57%
Restricted Investment in Bank Stock	5,513	122	8.78%	5,362	117	8.75%	4,652	102	8.72%
Total Earning Assets	1,186,172	21,622	7.23%	1,152,244	20,555	7.16%	976,328	19,740	8.04%

Cash and Due From Banks	7,050			6,782			5,997
Other Assets	54,801			41,894			37,330
Total Assets	$1,248,023			$1,200,920			$1,019,655

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$60,404	320	2.10%	$60,320	316	2.10%	$66,317	420	2.52%
Money Market and Savings	307,322	2,938	3.79%	303,814	2,929	3.87%	237,142	2,405	4.03%
Certificates of Deposit	456,611	5,081	4.41%	413,940	4,660	4.52%	332,204	4,369	5.23%
Total Interest-Bearing Deposits	824,337	8,339	4.01%	778,074	7,905	4.08%	635,663	7,194	4.50%

Short-Term Borrowings	-	-	0.00%	-	-	0.00%	125	2	6.37%
Subordinated Debt	26,132	285	4.33%	26,113	262	4.02%	26,057	285	4.35%
Total Interest-Bearing Liabilities	850,469	8,624	4.02%	804,187	8,167	4.07%	661,845	7,481	4.50%

Noninterest-bearing Deposits	217,547			223,201			221,121
Other Liabilities	23,115			22,404			21,270
Stockholders’ Equity	156,892			151,128			115,419
Total Liabilities & Stockholders’ Equity	$1,248,023			$1,200,920			$1,019,655

Net Interest Income		$12,998			$12,388			$12,259

Total Yield on Earning Assets			7.23%			7.16%			8.04%
Cost on Interest-Bearing Liabilities			4.02%			4.07%			4.50%
Average Interest Spread			3.21%			3.08%			3.54%
Net Interest Margin			4.35%			4.31%			5.00%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Year-to-Date Average Balances, Rates, and Interest Income and Expense

(Unaudited)

	For the Nine Months Ended
	September 30, 2025			September 30, 2024
(Dollars in thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
ASSETS:
Interest Bearing Deposits	$105,457	$3,718	4.71%	$80,155	$3,505	5.84%
Investment Securities:
Taxable	115,815	4,117	4.75%	81,463	2,806	4.60%
Loans and Loans Held For Sale	913,143	53,413	7.82%	774,154	49,036	8.46%
Restricted Investment in Bank Stock	5,179	338	8.73%	4,094	272	8.87%
Total Earning Assets	1,139,594	61,586	7.23%	939,866	55,619	7.90%

Cash and Due From Banks	6,686			6,078
Other Assets	45,348			34,854
Total Assets	$1,191,628			$980,798

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Interest-bearing Demand	$62,120	991	2.13%	$66,219	1,208	2.44%
Money Market and Savings	291,899	8,279	3.79%	213,618	6,302	3.94%
Certificates of Deposit	419,011	14,203	4.53%	323,929	12,730	5.25%
Total Interest-Bearing Deposits	773,030	23,473	4.06%	603,766	20,240	4.48%

Short-Term Borrowings	-	-	0.00%	2,732	112	5.48%
Subordinated Debt	26,113	833	4.26%	26,040	857	4.40%
Total Interest-Bearing Liabilities	799,143	24,306	4.07%	632,538	21,209	4.48%

Noninterest-bearing Deposits	219,869			220,911
Other Liabilities	21,897			19,380
Stockholders’ Equity	150,719			107,969
Total Liabilities & Stockholders’ Equity	$1,191,628			$980,798

Net Interest Income		$37,280			$34,410

Total Yield on Earning Assets			7.23%			7.90%
Cost on Interest-Bearing Liabilities			4.07%			4.48%
Average Interest Spread			3.16%			3.42%
Net Interest Margin			4.37%			4.89%

(1) Ratios are annualized on an actual/actual basis

GBank Financial Holdings Inc.

Additional Financial Information

(Unaudited)

	Three Months Ended					Nine Months Ended
($’s in 000, except per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Key Performance Metrics
Return on Average Assets-Net Income (1)	1.37%	1.59%	1.61%	1.93%	1.96%	1.52%	1.82%
Return on Average Stockholders’ Equity(1)	10.89%	12.62%	12.59%	15.13%	17.29%	12.00%	16.58%
Efficiency Ratio	61.05%	58.50%	62.84%	55.38%	56.03%	60.79%	59.15%
Net Interest Margin(1)	4.35%	4.31%	4.47%	4.53%	5.00%	4.37%	4.89%
Net Revenue(2)	$20,175	$17,772	$17,357	$17,553	$16,161	$55,303	$44,841
Common Equity / Assets	12.2%	12.3%	12.3%	12.5%	11.1%	12.2%	11.1%
Tier 1 Leverage Ratio - Bank	13.72%	13.82%	14.23%	12.90%	13.08%	13.72%	13.08%

Selected Loan Metrics
Guaranteed Portion of Loans Held for Sale	$66,791	$45,242	$41,313	$32,649	$68,317	$66,791	$68,317
Guaranteed Portion of Loans Held for Investment	193,688	192,324	204,239	201,267	203,027	193,688	203,027
Total Guaranteed Loans	260,479	237,566	245,552	233,916	271,344	260,479	271,344
Guaranteed Loans as a Percent of Total Loans(2)	20.6%	22.1%	24.2%	24.7%	26.0%	20.6%	26.0%
SBA Loan Originations	$207,683	$132,256	$129,351	$103,886	$146,918	$469,290	$397,393
SBA Loans Sold	$110,820	$82,140	$68,720	$98,545	$71,386	$261,680	$217,864
Gain on Loan Sales Margin(2)	3.24%	3.16%	3.69%	4.06%	3.98%	3.33%	3.71%

Asset Quality
Total nonaccrual loans	$34,608	$18,227	$19,220	$14,128	$5,381	$34,608	$5,381
Loans past due 90 days and still accruing	184	146	1,153	40	27	184	27
Other real estate owned	2,684	-	-	-	-	2,684	-
Total non-performing assets	$37,476	$18,373	$20,373	$14,168	$5,408	$37,476	$5,408
Non-performing assets: guaranteed portion	$27,112	$13,792	$14,687	$9,321	$3,838	$27,112	$3,838
Non-performing assets: non-guaranteed portion	$10,364	$4,581	$5,686	$4,847	$1,570	$10,364	$1,570

Non-performing assets to total assets	2.88%	1.49%	1.71%	1.26%	0.52%	2.88%	0.52%
Non-performing assets, excluding guaranteed, to total assets(2)	0.80%	0.37%	0.48%	0.43%	0.15%	0.80%	0.15%
Net charge-offs (recoveries)	$836	$870	$828	$157	$(22)	$2,534	$7

Loans past due 30-89 days and accruing	$3,595	$8,182	$14,853	$11,822	$12,390	$3,595	$12,390
Loans past due 30-89 days and accruing: guaranteed portion	$2,351	$5,650	$11,915	$8,713	$8,535	$2,351	$8,535
Loans past due 30-89 days and accruing: non-guaranteed portion	$1,244	$2,532	$2,938	$3,109	$3,855	$1,244	$3,855

Allowance for Credit Losses (ACL)	$10,577	$9,205	$8,997	$9,114	$7,934	$10,577	$7,934
Nonaccrual loans	$34,608	$18,227	$19,220	$14,128	$5,381	$34,608	$5,381
ACL to nonaccrual loans	31%	51%	47%	65%	147%	31%	147%
ACL to nonaccrual loans, excluding guaranteed(2)	141%	208%	168%	190%	514%	141%	514%
ACL to loans	1.12%	1.06%	1.07%	1.12%	1.02%	1.12%	1.02%
ACL to loans, excluding guaranteed(2)	1.42%	1.36%	1.41%	1.48%	1.37%	1.42%	1.37%

Book Value
Stockholders’ Equity	$158,193	$151,749	$146,616	$140,700	$116,383	$158,193	$116,383
Common shares outstanding	14,288	14,274	14,271	14,252	13,067	14,288	13,067
Book value per common share	$11.07	$10.63	$10.27	$9.87	$8.91	$11.07	$8.91
Full-Time Equivalent Employees	187	188	175	169	159	187	159

(1) Ratios are annualized on an actual/actual basis
(2) See Reconciliation of Non-GAAP Financial Measures

GBank Financial Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended					Nine Months Ended
($'s in 000, except per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024

Net Revenue(1)
Net Interest Income	$12,998	$12,388	$11,894	$11,789	$12,259	$37,280	$34,410
Non-Interest Income	7,177	5,384	5,463	5,764	3,902	18,023	10,474
Net Revenue	$20,175	$17,772	$17,357	$17,553	$16,161	$55,303	$44,884

Adjusted Diluted Earnings Per Share Excluding Unusual Expenses(2)
Net Income	$4,308	$4,755	$4,470	$5,244	$5,015	$13,533	$13,392
Unusual Expenses:
Form S-1 and Uplist Costs	30	290	759	367	-	1,079	-
CEO Resignation	900	-	-	-	-	900	-
Costs Incurred Related to Discontinued Credit Card Marketing Campaign	1,692	-	-	-	-	1,692	-
Tax Effect of Unusual Expenses	(597)	(66)	(173)	(83)	-	(835)	-
Net Income Excluding Unusual Expenses	$6,333	$4,979	$5,056	$5,528	$5,015	$16,369	$13,392

Weighted average diluted shares outstanding	14,525	14,551	14,549	14,327	13,236	14,510	13,075

Diluted Earnings Per Share	$0.30	$0.33	$0.31	$0.37	$0.38	$0.93	$1.02
Adjusted Diluted Earnings Per Share Excluding Unusual Expenses	$0.44	$0.34	$0.35	$0.39	$0.38	$1.13	$1.02

Gain on Loan Sales Margin(1)
Gain on Sale of Loans	$3,592	$2,593	$2,537	$3,998	$2,838	$8,722	$8,084
Loans Sold	110,820	82,140	68,720	98,545	71,386	261,680	217,864
Gain on Loan Sales Margin	3.24%	3.16%	3.69%	4.06%	3.98%	3.33%	3.71%

Guaranteed Loans as a Percent of Loans(3)
SBA and USDA Guaranteed Loans	$193,688	$192,324	$204,239	$201,267	$203,027	$193,688	$203,027
Loans, Net of Deferred Fees and Costs	940,591	871,630	843,365	815,958	780,999	940,591	780,999
Guaranteed Loans as a % of Loans	20.6%	22.1%	24.2%	24.7%	26.0%	20.6%	26.0%

Non-performing assets, excluding guaranteed, to total assets(3)
Non-performing assets	$37,476	$18,373	$20,373	$14,168	$5,408	$37,476	$5,408
Less: SBA and USDA guaranteed portions of non-performing assets	27,112	13,792	14,687	9,321	3,838	27,112	3,838
Non-performing assets, excluding guaranteed portions	10,364	4,581	5,686	4,847	1,570	10,364	1,570
Total assets	1,301,378	1,232,424	1,190,012	1,122,364	1,048,002	1,301,378	1,048,002
Non-performing assets, excluding guaranteed, to total assets	0.80%	0.37%	0.48%	0.43%	0.15%	0.80%	0.15%

Allowance for credit losses (ACL) to nonaccrual loans, excluding guaranteed(3)
Nonaccrual loans	$34,608	$18,227	$19,220	$14,128	$5,381	$34,608	$5,381
Less: SBA and USDA guaranteed portions of nonaccrual loans	27,111	13,792	13,859	9,321	3,838	27,111	3,838
Nonaccrual loans, excluding guaranteed portions	7,497	4,435	5,361	4,807	1,543	7,497	1,543
ACL to nonaccrual loans, excluding guaranteed	141%	208%	168%	190%	514%	141%	514%

ACL to loans, excluding guaranteed(3)
Loans, net of deferred fees and costs	$940,591	$871,630	$843,365	$815,958	$780,999	$940,591	$780,999
Less: SBA and USDA guaranteed portions of loans	193,688	192,324	204,239	201,267	203,027	193,688	203,027
Loans, excluding guaranteed	746,903	679,306	639,126	614,691	577,972	746,903	577,972
ACL to loans, excluding guaranteed	1.42%	1.36%	1.41%	1.48%	1.37%	1.42%	1.37%

Non-GAAP Financial Measures Footnotes
(1) We believe this non-GAAP measurement presents trends in income generation of the Company.
(2) We believe this non-GAAP measurement presents the core earnings and core ratios of the Company by excluding certain significant one-time expenses.
(3) We believe these non-GAAP measurements provide useful metrics regarding the at-risk assets of the Company.